Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File Nos. 333-284696, 333-284811, 333-282788, 333-262489, 333-268690 and 333-269220) of NLS Pharmaceutics Ltd. of our report dated May 15, 2024, except for the effects of the reverse share split discussed in Note 2 to the consolidated financial statements, as to which the date is May 16, 2025, relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland

May 16, 2025